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


                                                          Date: October 19, 2000

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Chase and J.P. Morgan, including future financial and operating results, Chase's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses of Chase and J.P. Morgan will not be combined successfully; the risk that the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; the risk that the integration process may result in the disruption of ongoing business or the loss of key employees or may adversely effect relationships with employees and clients; the risk that stockholder or required regulatory approvals of the merger will not be obtained or that adverse regulatory conditions will be imposed in connection with a regulatory approval of the merger; the risk of adverse impacts from an economic downturn; the risks associated with increased competition, unfavorable political or other developments in foreign markets, adverse governmental or regulatory policies, and volatility in securities markets, interest or foreign exchange rates or indices; or other factors impacting operational plans. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Forms 10-K of Chase and J.P. Morgan, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov) and in Chase's Registration Statement on Form S-4 referred to below.

Chase has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing a preliminary joint proxy statement-prospectus regarding the proposed transaction. Stockholders are urged to read the definitive joint proxy statement-prospectus when it becomes available because it will contain important information. The definitive joint proxy statement-prospectus will be sent to stockholders of Chase and J.P. Morgan seeking their approval of the proposed transaction. Stockholders also will be able to obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about Chase and J.P. Morgan, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the definitive joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017, Attention: Office of the Corporate Secretary (212-270-6000), or to J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260, Attention: Investor Relations (212-483-2323). Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC by J.P. Morgan and Chase on September 13, 2000 and September 14, 2000, respectively.


[The following is a transcript of a joint meeting and conference for the investment community reviewing third quarter financial results and providing a merger update.]

                         J.P. MORGAN & CO. INCORPORATED
                         THE CHASE MANHATTAN CORPORATION


                      THIRD QUARTER 2000 FINANCIAL RESULTS







                                October 18, 2000
                                   11:00 a.m.

                              MR. SHAPIRO:  Good morning, my name

                       is Marc Shapiro, I'm happy to welcome you

                       to the first joint conference between J.P.

                       Morgan and Chase in which we discuss our

                       earnings results.  One of us at least has

                       some good results to report. We will be

                       letting David Sidwell go first in that

                       regard.

                              Dina Dublon will then discuss the

                       Chase results, I'll come back up here and

                       talk a little bit about how we see the

                       merger going and really some more

                       discussion about the merger and then we'll

                       all be available, along with a number of

                       our other associates from senior management

                       of both companies, to respond to your

                       questions.

                              Because of the crowded agenda of

                       presentations and because of the number of

                       topics we're going to cover and because of

                       the questions we think we're likely to get, we will probably run a little bit longer than the hour that we normally allot for

                       this. If those of you in the audience need to leave sooner we'll understand that.

                       David, if you will lead off.

                              MR. SIDWELL:  Thank you Marc.  Let

                       me begin with the obligatory disclosure.

                       If you picked up the materials, you can see

                       it actually on page 2. Obviously this is

                       aimed at making sure that we make you aware

                       that the targets may differ from the actual

                       results and are subject to the risks and

                       uncertainties that we laid out in our

                       annual reports.

                              Let me then turn to page 5, earnings

                       were $514 million, earnings per share of

                       $2.77 cents grew 25 percent from a year

                       ago.  Earnings and EPS are down modestly

                       from the second quarter of this year.

                       Return on common equity was 18 percent.

                       After-tax economic value added, or EVA, was

                       $227 million, up $143 million or 170 percent

                       from a year ago.

                              Diversification across markets,

                       products and regions produced solid results

                       for the quarter.  Total revenue of $2.3

                       billion rose 17 percent from a year ago.

                       Core operating expenses of 1.6 billion were

                       up 20 percent.  The drivers were higher

                       performance-driven compensation, in line

                       with stronger performance, growth in

                       Investment Banking and Equities as we added

                       people to support the expansion of these

                       businesses, and the continued investment in

                       corporate initiatives, such as LabMorgan and

                       the private banking initiative.

                              The quarter's efficiency ratio was

                       69 percent, driven by the increase in

                       compensation expense.

                              Let me move onto the segment results,

                       which are on page 6.  Looking first at

                       client focused activities. Our businesses delivered solid results in the quarter.

                       Combined EVA was $304 million, revenues

                       increased 19 percent year over year and

                       were flat with the second quarter.

                       Revenues drove the changes in pre-tax

                       income and EVA.

                              Let me drill down into the revenue

                       trend by segments, starting with asset

                       management services.  This business
                       reported revenues of $390 million, up $40

                       million from a year ago, driven primarily

                       by growth in private banking revenues.

                              Revenues from institutional

                       investment management and our equity

                       investment in American Century also

                       increased.  Assets under management of $373

                       billion were up 15 percent from a year ago.

                       The increase equally divided between net

                       new business and market depreciation.  In

                       addition, there were $114 billion of assets

                       under management in American Century, our investment in American Century as you remember is 45 percent.

                              Investment Banking revenues were

                       $426 million.  All activities -- advisory,

                       debt and equity capital raising and

                       derivatives origination activities --

                       contributed to the $60 million increase

                       from a year ago.  Revenues were flat with

                       the second quarter as an increase in

                       derivatives origination offset a modest

                       decline in advisory.

                              Our year-to-date market share and
                       worldwide completed M&A was 16 percent.

                       While our completed advisory activity

                       slowed this quarter from a record level in

                       the second quarter, we saw a meaningful

                       pickup in our global advisory pipeline.  It

                       is currently as strong as it has ever been.

                              Conditions in the debt markets

                       improved, resulting in higher underwriting

                       revenues compared to the second quarter.

                       Equity underwriting revenues, however,
                       were flat with the last quarter.

                              As you know, our strength is

                       executing large, global transactions.

                       Several deals were postponed during the

                       quarter because of issuer-specific

                       strategic decisions.  We continue to have a

                       healthy pipeline, although obviously

                       execution will depend on the market

                       environment.  For the nine months we ranked

                       sixth in the U.S. in lead equity underwritings.

                              Equities reported revenues of $448

                       million.  While down modestly from the

                       second quarter, equity derivative revenues

                       were the main contributor and continued
                       this year's trend of very strong results.

                       Cash equities revenues were up modestly

                       versus the second quarter, driven by volume

                       growth in North America.  Compared to a

                       year ago, cash equities were up

                       significantly as we continued to reap the

                       benefits of our investment in this

                       business, both in the U.S. and Europe.

                              Interest rate and currency markets

                       reported $426 million in revenues.

                       Derivatives were the story, with the

                       increase driven by trading gains which more

                       than offset weaker client demand from

                       issuers and investors.

                              Finally, credit markets revenues of

                       $346 million were flat with the second

                       quarter.  Higher revenues from debt

                       syndication, and structured finance

                       activities, as well as trading, were offset

                       by approximately $100 million in mark to

                       market losses recorded on an equity

                       position taken in a debt restructuring of a

                       U.S. retail distribution company.  Our

                       credit portfolio revenues were unchanged.

                              Let me turn now to our proprietary

                       segment which is on page 7.  We had

                       divergent trends in the two businesses. Equity

                       Investments revenues were $14 million,

                       substantially lower than previous quarters.

                       Realized gains of $118 million were offset

                       by losses from mark-to-market depreciation

                       on an investment in the telecommunications

                       industry. Fair value for our

                       investment securities portfolio at

                       quarter-end was $1.6 billion, including

                       approximately $280 million in net

                       unrealized gains.

                              The proprietary positioning business

                       posted very strong results for the third

                       straight quarter, reporting revenues at

                       $310 million.  These results were driven by

                       excellent performance in fixed income and

                       equity relative value portfolios both here

                       in the U.S. and Europe.  As we have stated

                       before, this business activity was

                       restructured late last year to focus more

                       on relative value strategies and to reduce

                       capital dedicated to significant
                       directional risk positions.

                              Required capital for this
                       segment was reduced in late 1999; it

                       averaged about $350 million in this

                       quarter, compared to $1.5 billion in the

                       prior year's quarter.

                              Let me say a few words about

                       year-to-date, which is on page 8 in the

                       book.  After-tax EVA rose 49 percent to

                       $843 million.  EPS was $9.05 per share, up

                       17 percent.  Return on equity was 20

                       percent, with an efficiency ratio of 67

                       percent.  Revenues were up 15 percent to

                       $7.6 billion on strength in Equities,

                       Investment Banking, Asset Management and

                       Proprietary.

                              Expenses of $5.1 billion increased

                       18 percent on similar trends as in the

                       quarter-higher compensation expenses driven

                       by stronger performance and the addition of

                       personnel in Investment Banking and

                       Equities and the corporate e-finance

                       initiatives.

                              The tax rate in the quarter was 28
                       percent, which was necessary to bring our

                       effective rate for the year to 33 percent,

                       which is our current estimate of the full

                       year 2000 rate.

                              Let me finish with a few comments on

                       credit quality.  Overall, the credit

                       quality in the portfolio was relatively

                       stable through the second quarter,

                       non-investment grade credit risk being less

                       than 10 percent of the total credit

                       portfolio.  You can see the split on the

                       slide between derivatives and loans and

                       commitments.

                              Charge-offs on loans were $18

                       million, primarily to one U.S. health care

                       industry name.  Non-performing loans

                       declined by $12 million to $128 million.

                       Finally we had a negative provision for

                       credit losses of $36 million in the

                       quarter.

                              MS. DUBLON:  Our story is a little

                       bit longer and it's a little bit longer

                       because it's not as good.  As you know, the

                       more complicated, the longer it takes to explain it. This was a disappointing quarter for us and we luckily do not have

                       many of those.  The key drivers behind

                       earnings this quarter is private equity,

                       where we had large unrealized mark-to-

                       market write-downs of $560 million.  In

                       Investment Banking we had expense growth

                       that significantly exceeded revenue growth.

                              The issue, however, is expenses,

                       it's not market or credit risk.  All other

                       businesses had very good results, Wealth

                       Management, Operating Services and

                       Consumer.

                              Over the last year we have taken

                       many and significant actions to reposition

                       the company for a long-term competitive

                       advantage and higher growth rates.  This

                       quarter's results should not overshadow this

                       progress.

                              Private equity first. Realized cash

                       gains have grown and are significant.  For

                       the quarter, $538 million, and year-to-date,

                       $1.2 billion.  However, unrealized gains

                       have clearly been volatile over recent
                       quarters.  $560 million negative this

                       quarter and, not on this slide, almost $1

                       billion in the fourth quarter of last year.

                       This is not a business for the faint

                       hearted or for those obsessed with

                       quarterly accounting results.

                              If we had the option of available-for-

                       sale accounting here, as we have for our

                       investment securities portfolio, we would

                       have had close to $600 million more in

                       pre-tax income or another 30 cents a share.

                       The unrealized pre-tax write-down of $560

                       million would be taken against equity and

                       offset almost dollar-for-dollar the $550

                       million improvement in the value of the

                       investment securities portfolio this

                       quarter.  How many of you have noticed that

                       improvement?

                              In any event, it's a very different

                       report card on exactly the same facts.

                       Accounting does matter. It definitely

                       seemed to matter in terms of perceptions.

                       For this business, however, reported

                       earnings are not a good gauge for value
                       creation. So is it a good business for our

                       shareholders. The point that seems so

                       difficult to get across is that the quoted

                       market value of the public securities

                       portfolio is still, after the price

                       declines, almost four times the cost of the

                       investments we made.  We carry these

                       investments at a $1 billion discount from

                       the quoted market value because of our

                       restrictions on our ability to sell.

                              Let me be more specific with an

                       example, an example that was in the media

                       this morning.  The cost basis for Triton

                       and Telecorp in our public securities

                       portfolio is $58 million, that's the money

                       we put in.  Let me round it to $60 million.

                       The market value of those two securities at

                       September 30 was rounded to $600 million.

                       On June 30 it was $1.2 billion. So this quarter we reported a large unrealized loss, most of the decline that you see in

                       our private equity business.

                              Are these good investments? We have

                       written them up and we have written them down. We haven't sold, but to date it looks pretty good.  The public securities

                       portfolio is only 20 percent of the total.

                       It gets more attention than the other 80

                       percent that is generally carried at cost

                       and is really where most of the value of

                       the business resides.

                              You have seen this slide before, it

                       shows cash on cash returns on liquidated

                       investments by crop year, the year in which

                       investments were made.  Over the whole

                       period we have 43 percent compound annual

                       cash on cash return.  Management are

                       partners in the investments we make. They

                       are compensated on the basis of cash

                       returns, not on accounting and unrealized
                     gains.  There is no incentive to accelerate

                     sales.  We continue to be very positive on

                     the potential for good cash returns going

                     forward.

                            In Investment Banking- revenues are up

                     16 percent, earnings are down 9 percent.

                     We have a higher overhead ratio, lower

                     return on equity and lower shareholder
                     value added, reflecting higher equity

                     allocation to support the acquisition

                     planning.  Expenses are too high, we know it

                     is unsustainable and are committed to

                     return to more disciplined spending.  We

                     have, however, made huge progress this past

                     year in building the platform for execution

                     in the TMT (technology, media and telecomm)

                     sector, M&A advisory, as well as in Asia.

                            With the merger we will be

                     addressing the expense issue in a broader

                     context. I want to use a quote from Sandy

                     Warner to our board yesterday.  What he

                     said was "Together we are ready and
                     committed to move from a transform to a

                     perform stage."

                            Revenues were softer than the second

                     quarter.  Trading revenues were flat its last

                     year and under the second quarter,

                     reflecting lower market volatility, lower

                     volume and client spreads in effect in

                     derivatives, yet we had no unusual activity in

                     trading, we had zero days this quarter--I

                     repeat, zero days--with trading loss, better performance than in the prior four quarters.

                            Syndication fees and high yield

                     underwriting, in total about 30 percent of

                     our Investment Banking fees, are close to 40

                     percent lower than last year because

                     markets are slower, not because we lost

                     share.

                            Advisory, equity underwriting, high

                     grade bonds, project finance, private

                     placements are all significantly higher, reflecting the progress we have made.

                     Flemings had a good two months in

                     Investment Banking. Their expense ratio is

                     higher, but they are not the key

                     contributor to the expense imbalance you

                     see this quarter.

                            The deal pipeline, as David

                     commented on Morgan, is very strong; we are

                     looking for stronger Investment Banking

                     fees in the fourth quarter.

                            A few comments about the Morgan pro

                     forma results.  Combined for the third

                     quarter we will have, we do have $1.5
                     billion in trading revenues and $1 billion

                     in Investment Banking fees.  In both cases

                     just number 3, behind Goldman and Morgan

                     Stanley, so this is where we are on the

                     scale front.

                            Two, we had a more diversified

                     earnings stream, being able to better

                     counterbalance slower leveraged finance
                     markets with equity and equity derivatives.

                     Our pro forma decline from the second

                     quarter is more moderate and the growth

                     from last year more pronounced than most of

                     our competitors.  We will have higher

                     revenue growth without the necessity to

                     spend to build capabilities we each don't

                     have on our own.

                            You cannot yet see the impact of

                     lower spending or the impact of the

                     combined capabilities and clients on the

                     revenues.  Clients though are requesting

                     and embracing joint pitches.  Marc will

                     elaborate on that later.  Our credit

                     philosophy and practices have held us in

                     good stead, commercial charge-offs are low this quarter as well as year-to-date. We continue to be comfortable with the lower

                     end of our expected loan loss range of 40

                     to 60 basis points.  Non performers, both

                     commercial and consumer, are down. The
                     absolute level and percentage to assets is

                     low. We can see fluctuations quarter to

                     quarter, but don't expect significant

                     changes from the level we are at.

                            Pro forma for Morgan, our credit

                     exposure and credit revenues are a much

                     smaller percentage of capital assets or

                     revenues.  It's more biased toward

                     investment grade and, as we have said

                     before, should continue to decline.

                            Wealth Management includes our

                     Global Private Banking and Asset Management

                     businesses. It includes two months of

                     Flemings results.  Private banking had a

                     great quarter, with over 30 percent revenue

                     growth. The momentum is strong.  The bottom

                     line reflects large investments in

                     technology, internet and talent.  We have

                     kept here a better pay-as-you-go expense discipline than we have in the Investment

                     Bank.

                              Total assets under management are

                       over $300 billion. For mutual fund and

                       institutional assets under management, of

                       $180 billion, we had net cash inflows of

                       $4.6 billion over the period.  Operating

                       cash income is up, but will be burdened

                       this and next year by amortization of

                       retention bonuses.

                              Equity against goodwill is up on

                       average $2.7 billion for the business, lowering

                       return on equity and shareholder value

                       added.  With pro forma assets under

                       management of approximately $750 billion,

                       we will be a formidable competitor.

                              Global operating services had record

                       earnings. Revenue growth in our trustee and

                       custody businesses are double digits for

                       the quarter and year-to-date.  Revenues

                       from cash management services are low

                       single digits, as they have been for the

                       whole year.  The focus on operating

                       leverage has fueled over 20 percent growth in the bottom line for all three businesses for the quarter and year-to-date.

                              This roughly $3.5 billion revenue

                       franchise should continue to see

                       double-digit revenue growth, improved

                       efficiency and growing market share in a

                       consolidating environment. It is a gem.

                       We have many opportunities for synergies

                       here as well between the equity derivatives

                       business that Morgan brings and our custody

                       business.

                              For the consumer businesses, bottom

                       line results were strong across the board.

                       Let me pick up on just two of them.  Credit

                       cards - revenues are flat year over year,

                       but we have 6 percent revenue growth from

                       the second quarter.  In the quarter we have

                       acquired record new accounts and now have

                       three-month sequential growth in card

                       outstandings, reflecting the benefit,

                       among other things, of the new management.

                              In Chase Home Finance we have mixed

                       trends.  In the quarter we had

                       significantly higher servicing fees.

                       mortgage originations, however,  were 20 percent below

                       last year and we realized gains on

                       securities that were hedging our mortgage

                       servicing rights.  In total for the

                       consumer businesses, revenue growth was anemic with

                       income growth of 13 percent, driven by

                       declining credit costs and expense

                       management.

                              Shareholder value added is up, and

                       you can see both from the overhead ratio and

                       return on equity, that the franchise is very,

                       very profitable--24 percent return on equity.

                       We have been judiciously taking actions to

                       rationalize the business by divesting where we cannot

                       sustain competitive advantage and investing

                       where we believe we can.

                              Over the last twelve months we have

                       sold some upstate branches, our business in

                       Beaumont, Texas, Panama and we announced

                       exit from Hong Kong.  At the same time we

                       have acquired portfolios in credit card and

                       mortgage businesses.  We have invested in

                       our electronic brokerage of Brown & Company and see opportunities to leverage Flemings asset management, as well as Morgan on-line

                       content with affluent consumers.  We

                       continue aggressively with our Chase.com

                       initiatives.

                              Mortgage banking may introduce some

                       volatility from quarter to quarter, but the

                       momentum here is very good and David

                       Coulter is confident we can grow the bottom

                       line and maintain a very high profitability

                       level in the business.

                              How does it all sum up?  This is not

                       an easy quarter. We had the volatility of

                       Capital Partners, as well as acquisitions

                       for which investors and analysts don't have

                       a good history.  Operating earnings per

                       share of 68 cents is 24 cents lower than

                       last year. That's the starting point and it

                       is disappointing.  Chase Capital Partners

                       unrealized write-downs cost us 23 cents

                       over last year.  The rationale for
                       separating earnings from Capital Partners

                       is that earnings are not an adequate means

                       to value the business.

                              With the acquisitions, amortization

                       of intangibles has more than doubled to 11

                       cents this quarter.  Flemings is in our

                       numbers as I said for two months. The deal

                       was non-dilutive to cash earnings per share

                       in the quarter.  Flemings earned for the

                       two months $52 million in after-tax cash

                       income after absorbing $48 million in

                       retention bonuses, but before goodwill.

                       This is an annualized rate -- all I'm

                       doing is multiplying it by 6 -- this is an

                       annualized rate of $500 million before

                       retention bonuses and $310 million net of

                       the retention bonuses.

                              Cash operating results, excluding

                       Capital Partners, were 88 cents or 4 cents

                       higher than last year. 5 percent growth is not great, it is disappointing to management, to all of us, but it is also

                       not as terrible as the first impression.

                              Our long-term business outlook is

                       unchanged. Nothing in this quarter points

                       to a fundamental impairment of our business

                       franchise.  Over the last twelve months, as

                       I have pointed out, we have significantly

                       repositioned the company.  Marc will

                       address where we are and the progress we

                       are making with Morgan.  Thank you.

                              MR. SHAPIRO:  Thank you Dina.  I

                       would like to turn my attention for a

                       moment to the merger transaction, because I

                       think it is one of the most important

                       things affecting both of our companies and

                       our valuation of our stock.

                              I would like to talk about it

                       focusing on three issues. One is price,

                       because there have been a lot of commentary and questions about price and I want to address that issue.  The second is

                       synergies, because I think that has a lot

                       to do with whether the deal pays off or

                       not.  Finally, some comments on execution

                       and where we are in the transaction right

                       now.

                              Let me start with price.  Many

                       people have asked whether in pricing this

                       transaction we have gone away from our

                       focus on SVA and capital discipline. Let me tell you how I feel about that. I do not believe that SVA is a good method for

                       valuing transactions of this type.  Why did

                       we develop SVA and why do we use it as a

                       concept? The reason really was so that

                       units of the company can make the same

                       trade-off that we can at a corporate level

                       about the use of capital and the earnings

                       on that capital.

                              We can make the trade-off at the

                       corporate level because we have a measure

                       called earnings per share and we can affect

                       earnings per share by re-buying stock.

                       Units of our business don't have that

                       option.

                              SVA is a means to an end and there

                       is only one end for any corporate business

                       and that's increasing valuation.  I believe

                       that increasing valuation is driven by

                       increasing cash flow per share and earnings

                       per share.  That is the means to the end.

                              SVA is a way of apportioning that

                       decision-making process out among units of

                       a business, so that they can make
                       appropriate trade offs between investment

                       of capital and the return on that capital,

                       and that's what we use it for.

                              I think it works well for small

                       acquisitions where we can assign the good-will to the unit that's doing it and make sure that they have to have an earnings

                       requirement on that goodwill, so it works

                       well for small acquisitions. But when you get

                       to a large corporate acquisition with a lot

                       of shares, the issue really for me is what

                       do those shares do in terms of the growth

                       rate in earnings per share and the discount

                       rate on the uncertainty that you apply to

                       that future growth rate.

                              So I start with the simple

                       proposition--which is one way to measure

                       that is dilution to earnings per share.

                       This slide is a little bit different than

                       the one you have in the book because we had

                       used a different consensus EPS, the one we

                       should have used and the one we are using

                       now is before the transaction with Morgan,

                       so not reflecting any potential dilution.

                              On that basis and on the shares that
                       we have to issue in the transaction, we

                       would need to cover synergies of about $.9

                       billion, a little bit less than a billion

                       dollars.  What we said in our earlier

                       estimate was a conservative belief on an

                       after-tax basis that we can get to $1.2

                       billion.  The way we got to that number was

                       simply on a conservative estimate of could

                       we cover the dilution. We can and we will

                       and I'm going to go into greater detail on

                       that point later.

                              The real point is if we can cover

                       the dilution, then what we will have within

                       18 months is a company that has as strong

                       earnings per share as we had before, a

                       higher growth rate potential on that

                       earnings per share, less risk because of

                       the greater diversification of risk and

                       therefore, in my mind, a lower discount

                       rate applied to that future growth rate and

                       earnings per share.

                              Finally, we won't have to wait very

                       long to find out if we're right or wrong about this. This is not a deal that depends on 10 year growth rates to equalize.

                       We will know the answer to this question in

                       a year and I predict that the answer will

                       be very positive.

                              The third element that I want to

                       talk about on price is premium.  Some

                       people say well, it's a great deal, but you

                       paid too much over the market.  Well, the

                       observation I would make about that is we

                       looked at exchange ratios.  Exchange ratios

                       vary a great deal from point to point in

                       time and the market has its own way of

                       valuing things, and then we're trying to

                       look more intrinsically at what long-term

                       values are.

                              It is not clear to me that if we had

                       the hypothetical alternative of paying no

                       premium for another securities firm that

                       was trading at a higher price-earnings

                       ratio than the price-earnings ratio we

                       actually paid for this securities firm,

                       that we would have had a better

                       transaction. It might have looked better because there was no premium, but in our view, the degree of synergies that we would

                       have had to overcome would have been

                       greater and our ability to execute on

                       developing those synergies would have been

                       more difficult.

                              So I'm very comfortable with the

                       pricing here because we believe it works

                       out to the benefit of our stockholders.

                              Finally, there is this question

                       about timing.  The accusation that whether

                       it's with H&Q, with Flemings or with

                       Morgan, that we are buying at the top of

                       the securities market.  Well, in the first

                       place I don't exactly know where the top

                       is, I have to confess to that and those of

                       you who do, I wish you would stand up so we

                       can talk about it.

                              What I do know is that we take a

                       long-term view of markets.  We believe that

                       the markets for new economy securities,
                       that the markets for Asian securities and

                       that the markets for equity securities more

                       broadly in the U.S. and in Europe are fast growing markets and will be for the next ten to twenty years.  Having a broad-based

                       platform to participate in those markets we

                       think is a good business proposition.

                              We don't know exactly where the top

                       is, but we do believe that we've covered

                       our risk to some degree by pricing the

                       bigger transactions with shares that

                       fluctuate in value, depending upon how the

                       market fluctuates, and we believe that over

                       the long term we will be rewarded with

                       these transactions.

                              Let me talk about synergy, because I

                       think that's an important part of the

                       immediate reward.  Synergy falls into two

                       categories, expenses and revenue.  On the

                       expense side, what we have been doing is looking over the last three weeks, since really the merger planning began, at doing

                       a much more careful detail of where the

                       expense synergies were coming from -- try to

                       map one unit against another comparable

                       unit, assign them to managers -- we have

                       many managers now in place for the combined units -- say let's get a much more careful handle on what the synergy could be.

                              We haven't completed that process,

                       when we do we will probably come back and

                       tell you what we think it shows, but it is

                       quite clear that it will show that the

                       numbers that we have given you so far are

                       very conservative.

                              Let me give you two examples that I

                       think illustrate the point.  In the back

                       office processing units of all of our

                       securities systems and all of our heavy

                       transactional flow businesses, generally speaking, one or the other of us has a much higher volume than the other, yet we all

                       have to process all the transactions.

                              In one particular back office

                       processing unit for Morgan that does a lot

                       of their processing volume, expense is

                       about $30 million.  Our view is that we can

                       add that on incrementally to the platform

                       we have at Chase for about $3 to $5

                       million.  We can apply that kind of logic

                       across a whole range of back office
                       processing.  I'm not suggesting they will

                       all be 90 percent, but I do think there

                       will be significant back office savings.

                              On the front office, if you looked

                       at the two companies combined, to take one

                       other example, we have 600 M&A bankers, we

                       do not need 600 M&A bankers to have a first

                       class, top tier, number one M&A practice.

                       There are significant opportunities for

                       savings and we have a management group that is committed to finding those savings.

                              On the other hand, we also think

                       that there is huge revenue opportunity.

                       The revenue opportunity comes in several

                       forms. Many of you I think do judge a

                       securities firm on the basis of M&A and on

                       the basis of the equity platform. On that

                       we're already a fully formed company. In M&A,

                       depending on how you measure it, the

                       combined companies are No. 4 in terms of

                       the value of announced transactions, No. 2

                       in number of transactions and No. 3, I believe,

                       in the fee revenue that are derived

                       from those transactions. That's where we

                       already are today.

                              In September, of the fifteen largest

                       transactions announced worldwide, we

                       advised on one side or the other on eight

                       of those.  Of the six of those that were

                       outside of the United States we advised on five of those. We have a fully formed practice that is producing today at a very

                       high level in M&A.

                              On equity platform it's harder to

                       see because we put together a lot of pieces

                       recently--Flemings and Morgan and H&Q all

                       coming together.  Together we have over 700

                       salespeople, we have over 500 equity

                       research analysts, we cover almost 5,000

                       companies.  We have a big business today.

                       It is not as strong as M&A on the league

                       tables today, but that's because none of

                       these businesses have had the advantage of

                       having the platform that we have against a

                       large client base that we now have

                       together.  It's my prediction that within a

                       year you will see significant improvement

                       in league table standings.

                              Despite the fact of the importance of

                       M&A and equities, the real juice in this merger is selling products that one company has to the other's clients, and a lot of

                       those products, to use a simple example,

                       are going to be selling structured

                       derivative products to everybody at Chase

                       that takes out a syndicated loan, because

                       in one way or another, most of those people

                       have a need.

                              We have found very little client

                       overlap.  As a matter of fact, we looked at

                       2400 of our core clients in the United

                       States and we found that the overlap among

                       those 2400 was about 10 percent, and this

                       shows the different industry groupings that

                       we have, but generally across the board it

                       runs about 10 percent.

                              In Asia we looked at our top 20

                       clients on each side and we have one

                       overlap. There is very little overlap here

                       and the real juice in this merger is going

                       to come from  the product strengths of one

                       company and the clients of the other -- that

                       is going to produce a lot of synergies.

                              We know that because the reaction

                       from clients is already very strong.  Where

                       we have a client that knows that we have

                       these joint capabilities or the

                       capabilities of the other firm and they

                       request us, we can make a joint pitch

                       already to those clients.  In the three

                       weeks since we started working together we

                       made 54 joint pitches, we have won 19 of

                       those -- that's a higher batting average than

                       either of us would have had on our own.

                              Many of those deals we would not

                       have won on our own.  We would estimate

                       that the incremental fees that are

                       associated with just those transactions,

                       over and above what we could have done on

                       our own, is in excess of $50 million.  We

                       have 75 more pitches scheduled in the next

                       three weeks. This is a huge value adding

                       transaction and we haven't even merged yet.

                       There is going to be a lot of revenue

                       produced. We see similar opportunities

                       already in the private banking activity

                       where together we are the largest private bank in the United States.

                              Finally a word on execution.  It is

                       helpful to have done these before. They are

                       very large and very complex and knowing

                       what's coming and knowing how to get it

                       organized is a big assist.  We have a team

                       in place that's fully staffed across each

                       of our business units. We have an overall

                       coordinating team in place. We have filed

                       all of our regulatory applications.  We are

                       expecting to close in the first quarter,

                       but we are preparing ourselves to close by

                       year-end if we are able to get approvals to

                       do that.

                              We have made a lot of progress on

                       naming jobs. The 35 top jobs in this

                       company were named on the first day of

                       announcement.  Since then we have named

                       about the same number of jobs in many of

                       our key staff areas.  We expect this week

                       to announce over 250 jobs in the Investment

                       Bank and in the Private Bank -- most of the

                       key headline of reports.  We have

                       moved faster in this merger than we have in

                       any of the others, because we understand the importance of speed and because we think that helps us execute in a much

                       crisper manner.  We are extremely positive

                       about this merger.

                              Before I close I would like to say

                       one other word to our investors and to

                       those of you who have recommended our

                       stock.  We understand that you put a great

                       deal of trust in us by your actions in

                       doing that and we also understand that at

                       least as of today that has not worked out

                       as well as we would like for many of us.

                       We are not a management that is not mindful

                       of the responsibility you have placed with

                       us and we understand the importance of it.

                       It is our view that there will be a time

                       when everybody who has invested in our
                       stock at whatever price they have invested,

                       will view it as a good investment.

                              We can't control the market, but we

                       can control our performance and what we do

                       about it and we are very committed to

                       performing at a top tier level that will

                       justify the confidence of the market and justify your confidence in us.

                              With that I would like to close and

                       throw it open for questions, both to those

                       in the room and those on the telephone.  I

                       am joined by a number of senior associates

                       here from both J.P. Morgan and from Chase

                       and I will properly deflect all the

                       difficult questions.

                              QUESTIONER:  First, in terms of

                       possible revenue losses that you have

                       looked at up front in the merger, and whether

                       there is any update in terms of overlap

                       there.  Secondly, you alluded to or you
                       referenced I think an ability to slow

                       underlying -- investments of Chase going

                       forward, I wonder if you can give us some

                       thoughts of how that's going to influence

                       the expense growth rate.  I'm curious where

                       J.P. Morgan stands today in terms of targeted

                       proprietary revenues versus total. That number

                       has been coming down for a long time and now

                       we have three quarters of high proprietary

                       profits. What is a normalized way to think

                       about proprietary income on the Morgan side?

                              MR. SHAPIRO:  My problem is always
                       remembering all these questions that you

                       asked, so if I forget one along the way I

                       will start over.  I'm going to answer the

                       second one and let Don Layton answer the

                       first.  Most of the concerns about revenue

                       losses have been focused on the trading

                       side and that's where it is so I'll let Don comment.

                       In terms of expenses, I think it's clear that there is

                       an awful lot of expenses that we can avoid.

                              One small example, as it happens, is

                       that we both occupy the same building in

                       Tokyo.  We were preparing to build an

                       equity trading floor on the 13th floor and

                       Morgan was preparing to build one on the

                       14th floor. I think we can only build one

                       now.

                              Another example is the significant

                       amount of money that we were committed to

                       spend to build up our equity derivatives

                       business and to build up our platform more

                       broadly in Europe.  In both cases, Morgan

                       brings world class capabilities and we

                       won't need to spend that money.

                              I think it will be difficult to
                       track exactly the slowdown in expense

                       growth that comes from expense avoidance as

                       we get to the new firm, because we're only

                       going to be showing combined results and

                       you're also going to be getting the benefit of synergies and I don't know quite how to plug it in the models.

                              I will say if we had not done this

                       merger we would have slowed the growth rate

                       in expenses, because we are committed to a

                       long-term balance between revenue growth and

                       expense growth. Don, if you want to comment

                       on the revenue loss risk, especially in the

                       trading areas.

                              MR. LAYTON:  Let me give you some

                       background I embarrassed myself in our first

                       two mergers because when we did our planning

                       I predicted that trading revenues would drop

                       before they went up again, because of issues of

                       counterparty credit and overlap and such, and

                       was proved wrong in both cases as revenues took

                       off, because any of those negative impacts were

                       quite modest versus the strategic benefit of

                       being able to handle more size, be a bigger

                       factor in the market, capture more of the

                       bid-offer spread, as you have higher volumes

                       coming
                       through the same trading organization.

                              I'm very reluctant at this merger to

                       talk about revenue loss, even internally or

                       externally and any kind of anecdotes I've

                       heard about it are all relatively modest,

                       so I don't think it's a material item to

                       put in the planning at all.

                              MR. SHAPIRO:  With regard to

                       proprietary trading.

                              MR. SIDWELL:  Obviously I think we

                       have been very pleased with the results

                       that we have seen in this business,

                       particularly in light of the repositioning

                       we have talked about as we moved from a

                       business that has a large element of

                       outright directional positioning to one

                       which is based more on relative value

                       strategies and maximizing returns at

                       the corporate level.  I think we have also

                       achieved something which was important,

                       which was a re-sizing, in light of the

                       risks being taken of capital allocated to

                       our business.

                              Obviously this tends to be a more
                       volatile aspect of our business than some

                       of the more client focused activities and

                       our last two quarters will probably be a little

                       further above trend.  However, we think

                       this is an important part of the business

                       going forward and expect to see over time

                       good results in this activity.

                              QUESTIONER:  Dina suggested Investment

                       Banking fees should pick up again in the

                       fourth quarter. I'm curious what the

                       foundation of that thinking is.  More

                       specifically, I think we have a very

                       odd market, capital market environment

                       to look forward to.  I know the standard

                       answer is if high yield is stuck and

                       liquidity isn't back, one way out of it is

                       to go back to lending.  In this instance do

                       you feel comfortable doing that considering

                       what the examiners have done?

                              Secondly, if you could discuss a

                       little bit more about where the merger

                       integration process is going?

                              MR. SHAPIRO:  Jeff.

                              MR. BOISI:  On the revenue side of

                       the fourth quarter we are expecting a very significant pickup in each category. If we just closed every transaction that we have a current

                       commitment on, we would have a very

                       significant pickup off where we are, so it's

                       across the board.

                              If you look at our merger business,

                       this past quarter it's grown 87 percent

                       year-to-year in terms of the numbers of

                       transactions. It's almost 150 percent up

                       from last year.  This is just Chase alone.

                       We see very significant increases both

                       domestically and internationally in terms

                       of our positioning in the merger business.

                              Our backlog of equity transactions

                       is very robust and that has been growing at

                       very high rates as well.  Our issue has

                       been syndicated finance business and, more

                       specifically, the leveraged portion of that

                       and the high yield business.  We have

                       maintained the market share positions that

                       we have had in the syndicated finance
                       business overall, our number one position.

                       The leverage finance business through the

                       lessening of LBO activity has hurt us in this past quarter. However, on the basic bread and butter business it seems there's a

                       backlog of business that looks quite good

                       there.

                              The high yield business is the area

                       that has been difficult for us and I think

                       we have dropped both in terms of the

                       overall volume of that business, but also

                       slightly our position in that business,

                       which we are heavily focused on.

                              I would tell you that based on the

                       backlog that we have now of committed

                       transactions, we expect to see a

                       significant pickup.  I will say, I do want

                       to add to what Dina and Marc have said so

                       that you hear it directly from Don Layton

                       and myself.

                              On the expense side, you have to

                       remember I have been here for three and a

                       half months and we have had a fair number

                       of changes. I want to assure all of you

                       that we are exceedingly focused on this

                       expense issue.

                              We have been in the growth mode here
                       for a number of years.  As you know, there

                       is a severe war on talent going on. We have

                       been protecting our people, but we have

                       been growing our businesses aggressively

                       all over the world, in every theater of the

                       world in almost every significant area.  We

                       were doing that on our own book, building

                       it person by person, group by group.  Now

                       with the J.P. Morgan transaction we have

                       completed that all in one fell swoop.

                              Now, I will tell you in the three

                       and a half months that we have been here,

                       even though we were growing it on a
                       person-by-person basis, we had not had the

                       chance--even though I can guarantee you, that

                       the entire management team in the Investment

                       Bank has been spending countless hours

                       focused on how we reposition our expense

                       base in order to fund that growth.  But we

                       are doing that, we have done it day in and

                       day out now.  Unfortunately it's going to

                       take a quarter or two to start to see the

                       benefits of that.  I guarantee you you will

                       see the benefits of that.

                              MR. SHAPIRO:  Just one last

                       addendum.  Part of your question said do

                       you go back to old-fashioned lending, we

                       are not and J.P. Morgan is not interested

                       in growing revenue from lending. We grow

                       revenue from the syndication business, but

                       neither of us believes that holding

                       long-term corporate loans is a great

                       revenue producer and a great return or any return on capital and therefore, both of us in our different ways, have been trying to

                       work that part of our business down and

                       will continue to do so.

                              QUESTIONER:  Marc, in the page you had

                       when you were talking about pricing, you

                       were looking at reported earnings.  I was

                       wondering if that means you're downplaying

                       cash earnings, because if I looked at that

                       on a cash earnings basis, that absorbs most

                       of the gap that you had in the chart that

                       you showed between the synergies and the

                       amount that you would need from Morgan; so

                       does that mean that cash earnings aren't so

                       important?

                              MR. SHAPIRO:  That's a good question

                       and that's a good observation, because we

                       do believe that cash earnings are the most

                       important thing and it does take the

                       synergy requirement up a little bit higher.

                       It is still a dilution element that we

                       think will be comfortably covered by the

                       conservative revenue and expense estimates

                       that we have here.  As I said, I am

                       increasingly coming to the opinion that

                       those numbers will be increased.

                              QUESTIONER:  When I look at the

                       coverage that's needed in the out years

                       when the synergies are fully phased in,

                       when I do that math they basically match,

                       more or less; so that implies to me

                       that to more than cover and to accertive,

                       if you see already more benefits than what

                       you're seeing right now.  I was wondering

                       if you could give us some quantification

                       to what you really expect as opposed to

                       the numbers you have out there?

                              MR. SHAPIRO:  I would prefer not to

                       quantify it until we have completed the
                       more detailed work. It is our gut feeling going in that those were conservative numbers, I feel more strongly that those

                       are conservative numbers.  We would be best

                       served by waiting to complete the detailed

                       work that we have done and I would expect

                       at some point to come back to you with a

                       better estimate of what it is.  I hope I

                       provided a conviction about where I think

                       that number is going to go.

                              QUESTIONER:  Two questions, one for

                        Don Layton.  Morgan has been quite enamored

                       with its prop. trading activity, you have

                       been more interested in market making.

                       Could you talk about how you feel about

                       that activity going forward within the

                       entire mix of global markets?

                              Secondly, for Bob Strong, could you

                       discuss Chase's feeling about the TMT area,

                       specifically Telecomm, and how that looks

                       across both the loan book, as well as your

                       counter-parties on the derivative side?

                              MR. LAYTON:  Chase has emphasized

                       the market making, which was a historic
                       strength. In all cases, companies build on

                       their historic strengths and do what they do

                       well. I've always talk about proprietary

                       trading as being kept to a proportionate

                       size so it doesn't tend to dominate the

                       total. In the new bank, because it will be so

                       much larger, I think you will find

                       proprietary trading will in fact fit that

                       policy because you have a big denominator

                       basically.

                              The second thing is -- and I have had

                       a talk with the gentleman downtown who

                       runs this unit -- calling it

                       proprietary positioning is a bit of a

                       misnomer. I don't know if there's been a

                       word invented to cover what they do.  While there is

                       some moderate amount of classic

                       proprietary trading in there, David did

                       mention it's more relative value oriented, but there

                       are a lot of transactions which are using market

                       transactions to create value. For

                       example, tax synergies for the

                       company, which shows up in the P&L for that

                       unit, which is considered proprietary.

                              But this unit is far away from your classic long,

                       short, any fund depending on your view, kind of unit

                       that swings around.

                       It's been rebuilt substantially in the last

                       four to eight quarters.

                              In our due diligence we determined

                       this and on that basis I'm even more

                       comfortable that the underlying true

                       proprietary in there of the company is

                       going to be perfectly fine as a percentage

                       of the corporate earnings, so there is not

                       a swing factor, and so it does not come to

                        dominate earnings overall or trading earnings.

                              MR. SHAPIRO:  Bob.

                              MR. STRONG:  In terms of Telecomm and

                       our total exposure, Telecomm is one of our

                       larger industry groups and represents about

                       5 percent of our total exposure.  It has

                       grown over the last year. However, our

                       growth has been centered on the investment

                       grade section of Telecomm. As a result, our risk profile of our portfolio has improved quite a bit in the course of the year.

                              We have no meaningful problems in
                       that portfolio, we have one minor $125

                       million nonperforming loan, but

                       fundamentally we are very comfortable with

                       where we are in Telecomm.  Our focus

                       continues to be to focus on the higher end

                       to try to provide a market view of what

                       will sell in the market and to distribute

                       that out and that has held us in good stead.

                              MR. SHAPIRO:  Everything that we

                       have in syndication is doing fine.  I think

                       we will take a question on the phone.

                              MS. MERIDIAN:  Diane Meridian of

                       Morgan Stanley Dean Witter.  The question

                       I have is with respect to Chase Capital

                       Partners. If you decide that it is in

                       effect raising your cost of equity for the

                       entire company, then really Chase Capital

                       Partners has to earn an additional amount

                       of income to offset that.

                              If you look at the sum of common

                       equity of the five businesses this quarter

                       you have about $31 billion worth of equity

                       on which these five operations have to earn a

                       return; if you raise the cost of capital a hundred basis points, that is an extra $310 million that you need to earn at Chase

                       Capital Partners to cover it--which

                       compared to last year's strong earnings is about

                        a 22 percent hike over the base.

                              Is it your sense that it raises the

                       cost of capital, is there a point at which

                       you try to think about how to keep the

                       value of this company, but separate it in

                       such a way that you don't end up paying for

                       it in terms of the company overall?

                              MR. SHAPIRO:  I think we said at the

                       beginning of the year that we really wanted to spend the year evaluating the best way to deal with Chase Capital Partners.  We

                       think it is a fabulous business and a business system

                       that  has proven to be effective a long period of

                       time.  It clearly has a significant effect

                       on our reported earnings and we know that

                       that's an issue that we have to deal with

                       in one way or another.

                              We have talked about the possibility

                       of splitting it off. That has a number of

                       negative things that are associated with it, because it also happens to be very integrated into our business model for the

                       Investment Bank.  This quarter we are

                       trying to provide more detail to clearly

                       split apart the complete income statement

                       for Chase Capital Partners and also what

                       the remainder of Chase looks like, because

                       we think in many ways the two entities are

                       valued in completely separate ways.

                              How the best way is to capture that

                       for our stockholders--capture that value

                       for our stockholders--is an issue that we

                       are still withholding judgment on. We have

                       probably changed opinions almost every

                       month since the first of the year as

                       markets have moved.  So I would say by

                       putting in place at least the holding

                       period of a year has probably been a wise

                       thing to do.

                              We now have the context of a much

                       larger company to look at it in that

                       context and I think when we put all those

                       pieces together we will try to come to some

                       conclusion at the year-end, but I don't
                       think we're there yet.

                              QUESTIONER:  Is there an option that

                       we're not aware of, aside from giving us

                       really good disclosure on the entire income

                       statement as you did this quarter and splitting it off that we haven't talked about or haven't heard you speak out loud about?

                              MR. SHAPIRO:  There are some other

                       permutations that we have looked at, but I

                       don't think we are in a position to discuss

                       those until we get to a position to tell

                       you where we think we're going.  Is there a

                       second question on the phone?

                              MR. DIXON:  Question on Flemings, Give us

                       a sense for how they affected the revenue side,

                       it looks like they added $350 billion in

                       revenue. I'm wondering when that came in.  Of

                       the increase in amortization, how much was tied

                       to the retention pool and what was the

                       other addition in terms of expenses?

                              MR. SHAPIRO:  Your revenue number

                       is roughly right; the expense number is

                       lower than that, but it depends on the

                       amortization of goodwill and the
                       retention bonuses. When you factor both of those elements in then you get expenses that are roughly equal to the revenue.

                       Before that you get positive returns in

                       terms of cash earnings and before the

                       restricted--or the retention bonuses you get

                       earnings which are more or less consistent

                       with where they were performing before.

                              Their trends are pretty good on the

                       Investment Banking side.  On the Asset

                       Management side, their revenue has been

                       affected by the decline in the Asian stock

                       market in particular and the values there

                       where they are receiving most of their

                       revenue on a percentage of assets under

                       management.  They continue to have positive

                       cash inflows into their funds and have had

                       almost every month this year and we

                       continue to see that as a positive value

                       adding transaction.

                              MR. DIXON:  In terms of the revenue

                       lines that Flemings affected, it would have

                       been Trust Investment Management and

                       Investment Banking spread income?

                              MR. SHAPIRO:  Right, it would be
                       asset management, some spread income and

                       some investment banking fees and some small

                       amount of trading revenue.  They have a lot

                       of fee income that comes from their

                       brokerage business, equity brokerage

                       business, which is reported in fee income.

                       Next question.

                            QUESTIONER:  Marc, at the merger

                       announcement meeting I believe you

                       mentioned that the National Consumer

                       business is one that you are evaluating as

                       to its strategic position in the merged

                       company.  From the numbers today it would

                       seem that that business is strongly,

                       positively contributing to SVA and to

                       earnings per share and I would argue

                       probably increases the valuation.  How is

                       your thought process coming about that?

                              MR. SHAPIRO:  David Coulter is the

                       number one thinker on the subject.  David,

                       would you like to respond?

                              MR. COULTER:  Marc, I'd like to say

                       thank you to my long lost relative in the

                       audience. First of all, this is  a

                       perspective of about a month and a half,

                       so it's formed that well.  What I have
                       observed over the last month and a half is

                       that Don Boudreau and his team have done a

                       good job, a very tough job of merging three franchises

                       together over the last five years,

                       approximately, and that's tough.  Having

                       done it on the West Coast I understand it.

                              As I look at the retail franchise, I

                       think there is real possibility for

                       continuing to take that shareholder value

                       number we saw up there today--and I don't

                       think it's an anomaly--and I think there is

                       a real possibility to continue to provide

                       the type of growth off that shareholder

                       value number that's attractive.  I'm not

                       quite sure what all the details of that

                       will take.

                              There will probably be some

                       businesses that we decide to get out of,

                       there may be or there will be some

                       businesses that we decide to add on to.

                       It's strictly the shareholder value metric and I do see an upside of that.

                            QUESTIONER:  As you look at the

                       business, do you see and compare it with all the consolidation that's going on, is it big enough?

                              MR. COULTER:  That question probably

                       applies to the physical footprint, is it

                       big enough.  On the product side, for

                       instance, if you take mortgage, I think,

                       although the numbers continue to move

                       around, at the end of the third quarter

                       we're probably the number one servicer,

                       number one originator on the mortgage side.

                       The physical footprint in this market and

                       in the Texas market--certainly in this

                       market--has a real critical mass.  In Texas,

                       Marc will probably talk more about that

                       than myself, we are a number 4, and probably

                       a somewhat distant No. 4.

                              With the way that the market is
                       moving in terms of what's the retail market

                       of the future, I'm not sure that the lack

                       of physical footprint we see throughout the

                       rest of the U.S. is necessarily a

                       disadvantage.

                              Clearly you need some physical

                       presence to continue to open up accounts, but I don't think you need the physical presence of some of the other competitors

                       out there.  The trick is can you twist your

                       mind around turning that lack of footprint

                       into a bit of an advantage if you have

                       other ways to provide just enough physical

                       presence to open new accounts. You

                       certainly don't need it to service accounts --

                       as Schwab shows.

                              MR. SHAPIRO:  Yes.

                              QUESTIONER:  The question is this,

                       Chase Capital has been stepping up its pace of

                       investments pretty dramatically over the last couple of years; it seems this year in particular pace of investments is up from

                       last year.  Obviously we have lived through

                       some changes in market values for certain

                       sectors of its portfolio.  Without thinking

                       about the relationship with Chase to Chase

                       Capital Partners, just thinking about the

                       Capital Partners business itself, have

                       there been any changes in terms of thinking

                       about the pace of investments, the nature

                       of the investments that have been made.

                              There have been press stories about

                       possibly selling off some of the third

                       party investments using other people's

                       money, as well as Chase's.  Is there an

                       evolution about how you are thinking about

                       Capital Partners?

                              MR. SHAPIRO:  Sure. If Jeff were

                       here he would say that the opportunity to

                       invest has never been better, partly
                       because of the better equilibrium in the

                       market, but more so because of the continued

                       evolution of the deal flow and of the

                       network that he has put in place over a

                       long period of time and the interaction of

                       that with the Investment Bank.  Morgan's

                       capabilities will add importantly to that.

                              We have been increasing the pace of

                       investment.  Last year we invested about $2

                       billion directly and about another $800

                       million in funds; this year it will be

                       probably closer to $2.5 billion directly

                       and about a billion dollars in funds.  We

                       have thought that it would be prudent to

                       cut back on that total and in particular, on the fund part of it, because our returns on those funds are lower than on our direct

                       investments.

                              We do get ancillary benefits from

                       those investments in terms of our
                       relationships and our financing, but we are

                       working to create more of a secondary

                       market in those funds and I think that is

                       the sale that has been discussed in the

                       papers.

                              The pace of that investment over the

                       future I think will be more stable or

                       possibly even slightly below, depending on

                       where we come out on the form of Chase

                       Capital Partners.  We are raising a large

                       third-party fund for the first time in the

                       history of Chase Capital Partners and that

                       is all because we believe that the

                       opportunities are greater now even than our

                       capacity to invest in them and we want to

                       see how much we can calibrate what we

                       invest.

                              We do believe in the business, we

                       think it is a business that has
                       demonstrated the capacity to create
                       extraordinary value and we want to find a

                       way to capture the full benefit of that for

                       our stockholders.

                           QUESTIONER:  Is there any change in the

                       regulatory view on this?

                              MR. SHAPIRO:  No, with regard to

                       regulatory views the Fed has proposed some

                       more capital stringent rulings.  We commented on

                       those saying we didn't think they were such

                       a great idea.  Most of the other

                       commentators were along the same lines.

                       The Fed has not come forward with any

                       conclusions that they have drawn from their

                       original proposal and the comments they

                       received.  Is there a next question on the

                       phone?

                              A VOICE:  Two questions, I was

                       wondering if J.P. Morgan could provide some

                       comments on their backlog and, to the extent

                       that some of this backlog can't get

                       monetized in the fourth quarter, how much

                       flexibility do both companies have in

                       managing the compensation expense line down.

                              MR. SHAPIRO:  I will ask Walter

                       Gubert to comment on the Morgan line.  What

                       I will say on the compensation is we both

                       have incentive systems that are tied to

                       actual performance and we do have some

                       flexibility with adjusting those in line with

                       performance. Walter, you might want to comment

                       on how you see the backlog and possibly also on

                       how you see the merger coming together and the

                       opportunities we have.

                              MR. GUBERT:  The very simple answer is

                       that the backlog is very strong. It is across

                       the board in terms of products; it is across

                       the geography and we feel, if anything, it is

                       strengthened by the combination.  Several of

                       my colleagues talked about the dynamics in

                       terms of pitches, common pitches and success

                       rate and clearly that is the positive momentum

                       in terms of our pipeline, it's very, very

                       strong.

                              In terms of more broadly, I can say

                       that the reason the pitch rate is this good

                       is because there is already remarkable

                       clarity in terms of how to approach
                       clients, in terms of who has to work with

                       whom on specific deal situations.  I can

                       tell you that clarity is a lot better than

                       what I would have expected.

                              In my enormous experience in being

                       involved in mergers myself--this is the

                       first one.  I can tell you that is

                       enormously energizing for our people and it

                       translates into bottom line results

                       quickly.  So I'm very optimistic and I

                       think our teams are very optimistic about

                       what we can do together.

                              Because of the complementarity in

                       terms of clients and products--that is true

                       in North America, in Latin America, in Asia

                       and in Europe--the combination of ours is

                       to take advantage of the growth potential

                       much better than otherwise. Thank you.

                              MR. SHAPIRO:  Thank you, we will

                       take one more question on the phone and

                       then one more question in the audience.

                       First on the phone.

                              MR. EISMAN:  Could you give us an

                       idea of what type of expense controls or expense savings you could realize in the fourth quarter of this year?

                              MR. SHAPIRO:  No, not specifically

                       Steve.  I think it is true that many of the

                       projects that we might have had in mind

                       before the merger would be postponed, plus

                       the additional focus that Jeff emphasized

                       so clearly in the Investment Bank on the

                       expense issues that are there.  It is worth

                       noting that in our other businesses we do

                       have improved efficiency rates.  In Consumer

                       I think it is notable that expenses were up

                       only 1 percent last year.  In Operating

                       Services we continued to have increased

                       efficiency.

                              In Wealth Management it's harder to

                       see because of the impact of the merger, but I can tell you on a stand-alone basis we would have increased efficiency.  The

                       issue really has been built up in

                       Investment Banking and I think you can tell

                       from Jeff's answer that he is extremely

                       focused on that issue.

                              Is there a last question in the
                       audience? If not I'll take a last question

                       on the phone.

                              If not, thank you very much for coming.

                       I want to emphasize again how committed the

                       entire management team that you see here

                       from both organizations is in making this

                       transaction a great success and rewarding

                       our stockholders.  Thank you very much.